Exhibit 99.1

Unitil Completes Debt Financings

Hampton, NH – March 4, 2010: Unitil Corporation (NYSE: UTL) (www.unitil.com) announced that two of its wholly owned utility subsidiaries completed long-term debt financings totaling $40,000,000 on March 2, 2010.

Unitil Energy Systems, Inc. d/b/a Unitil, which provides electric service in the seacoast and state capital regions of New Hampshire, issued and sold $15,000,000 of 5.24% First Mortgage Bonds, due March 2020, to institutional investors in the form of a private placement. The net proceeds from the offering will be used to repay short-term indebtedness. Bank of America Merrill Lynch served as the placement agent for this issuance.

Northern Utilities, Inc. d/b/a Unitil, which provides natural gas service in southeastern New Hampshire and portions of southern and central Maine, issued and sold $25,000,000 of 5.29% Senior Unsecured Notes, due March 2020, to institutional investors in the form of a private placement. The net proceeds from the offering will be used to repay short-term indebtedness. Bank of America Merrill Lynch and RBC Capital Markets served as the placement agents for this issuance.

Dewey & LeBoeuf LLP provided legal representation for both offerings. Both offerings have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Unitil

Unitil Corporation is a public utility holding company headquartered in Hampton, New Hampshire. Unitil’s principal business is the local distribution of electricity and natural gas in the states of New Hampshire, Massachusetts and Maine. Unitil is the parent company of three distribution utilities: Unitil Energy Systems, Inc., which provides electric service in the southeastern seacoast and state capital regions of New Hampshire; Fitchburg Gas and Electric Light Company, which provides both electric and natural gas service in the greater Fitchburg area of north central Massachusetts; and Northern Utilities, Inc., which provides natural gas service in southeastern New Hampshire and portions of southern and central Maine. In addition, Unitil is the parent company of Granite State Gas Transmission, Inc., an interstate natural gas transmission pipeline in New Hampshire and Maine. Together, Unitil’s operating utilities serve approximately 100,500 electric customers and 70,000 natural gas customers. Unitil’s non-regulated business, Usource™, also provides energy brokering and advisory services to large commercial and industrial customers in the northeastern United States.

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.

For more information, visit Unitil at www.unitil.com or call Mark Collin at 603-773-6612.